Exhibit 99.1

Company Contact:

Dunnan D. Edell

President and Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS FISCAL 2011 RESULTS

East Rutherford, NJ, February 29, 2012: CCA Industries, Inc. (NYSE Amex: “CAW”), a manufacturer and marketer of health and beauty aids, announced today its results for the fiscal year ended November 30, 2011. The Company had total revenues for fiscal 2011 of $49,511,889, and net income of $491,698 as compared to total revenues of $50,811,642 and a net loss of $(1,664,760) for fiscal 2010. Basic and fully diluted earnings per share were $0.07 for fiscal 2011 as compared to a loss of $(0.24) for fiscal 2010. Total revenues for the fourth quarter of 2011 were $11,826,482, as compared to $10,161,740 for the fourth quarter of 2010, an increase of $1,664,742. Net income for the fourth quarter of 2011 was a loss of $(3,433) as compared to a loss of $(697,500) for the fourth quarter of 2010. Basic and fully diluted earnings per share were $0.00 for the fourth quarter of 2011 as compared to a loss of $(0.10) in the fourth quarter of fiscal 2010. The loss in the fourth quarter of fiscal 2011 was due to a disproportionate provision for income taxes in the fourth quarter resulting from the truing up of the annual provision for various state income taxes.

“Fiscal 2011 featured the launch in the fourth quarter of the Company’s new patented Nutra Nail Gel Perfect UV Free gel nail color brand,” stated Dunnan D. Edell, President and Chief Executive Officer. “The results so far have been very encouraging. We believe through added distribution, advertising and promotional events, that the Gel Perfect line of nail polishes can provide significant results in our fiscal 2012 year. In addition, we expect overall growth of our other brands that will incorporate new strategies and innovative line extensions supported by multi channel advertising. We continue to have no debt and we have a ratio of 3:1 current assets to current liabilities which keeps us in a very sound financial position,” continued Dunnan Edell.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea dietary supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners, “Pain Bust RII” topical analgesic product, “Lobe Wonder” earring support patches and “Eyeboutique” Shadow Shields make up shields.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA Industries, Inc.

	2011	2010
Quarter Ended November 30,
Revenues	$11,826,482	$10,161,740
Net (Loss)	$(3,433)	$(697,500)
(Loss) per share – Basic	$(0.00)	$0.10
(Loss) per share – Diluted	$(0.00)	$0.10
Weighted Average Shares Outstanding – Basic	7,054,442	7,054,442
Weighted Average Shares Outstanding – Diluted	7,054,442	7,054,442

For Year Ended November 30,
Revenues	$49,511,889	$50,811,642
Net Income (Loss)	$491,698	$(1,664,760)
Earnings (Loss) per share – Basic	$0.07	$(0.24)
Earnings (Loss) per share – Diluted	$0.07	$(0.24)
Weighted Average Shares Outstanding – Basic	7,054,442	7,054,442
Weighted Average Shares Outstanding – Diluted	7,054,442	7,054,442